As filed with the Securities and Exchange Commission on June 15, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MULTI-FINELINE ELECTRONIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	95-3947402
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3140 East Coronado Street

Anaheim, California 92806

(Address of Principal Executive Offices)

2004 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Reza Meshgin

President and Chief Executive Officer

Multi-Fineline Electronix, Inc.

3140 East Coronado Street

Anaheim, California 92806

(714) 238-1488

(Name, Address and Telephone Number of Agent For Service)

Copy to:

Jeffrey T. Baglio, Esq.

DLA PIPER LLP (US)

4365 Executive, Suite 1100

San Diego, California 92121

Telephone: (858) 677-1400

Facsimile: (858) 677-1401

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	1,100,000	$21.04	23,144,000	$2,688

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional securities that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2004 Stock Incentive Plan by reason of any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 under the Securities Act and based on the average of the high and low prices per share of the Registrant’s common stock on June 13, 2011 as reported on The Nasdaq Stock Market.

EXPLANATORY NOTE

This Registration Statement on Form S–8 is being filed for the purpose of registering an additional 1,100,000 shares of common stock of Multi-Fineline Electronix, Inc. (the “Company”) reserved for issuance under the Company’s 2004 Stock Incentive Plan (the “Plan”). These additional shares of common stock are additional securities of the same class as other securities for which an original registration statement (File No. 333-116891) on Form S-8 was filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2004. These additional shares of common stock have become reserved for issuance as a result of an amendment and restatement of the Plan by the Company’s board of directors and stockholders to, among other things, add an additional 1,100,000 shares of common stock to the Plan’s share pool.

Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement is incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	The Company’s Annual Report on Form 10-K containing audited financial statements for the fiscal year ended September 30, 2010, filed with the Commission on November 15, 2010;

(b)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 000-50812), as amended, filed by the Company with the SEC under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 22, 2004, including any amendments or reports filed for the purpose of updating such description; and

(c)	All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the prospectus referred to in (a) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing such documents.

For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Multi-Fineline Electronix, Inc.

3140 East Coronado Street

Anaheim, California 92806

(714) 238-1488

Attention: Corporate Secretary

You should rely only on the information provided or incorporated by reference in this registration statement or any related prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this registration statement or any related prospectus is accurate as of any date other than the date on the front of the document.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, such as injunctive relief or rescission.

Our restated certificate of incorporation and amended and restated bylaws in effect provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Any repeal of or modification to our restated certificate of incorporation or amended and restated bylaws may not adversely affect any right or protection of a director or officer for or with respect to any acts or omissions of that director or officer occurring prior to that amendment or repeal. Our amended and restated bylaws also provide that we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have obtained such a directors’ and officers’ liability insurance policy. We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers. With certain exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.
4.1	Restated Certificate of Incorporation, as currently in effect (incorporated by reference to exhibit 3.2 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-114510) declared effective by the SEC, on June 24, 2004).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the SEC on May 24, 2005).

4.3	Form of common stock certificate (incorporated by reference to exhibit 4.1 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-114510) declared effective by the SEC, on June 24, 2004).

5.1*	Opinion of DLA Piper LLP (US)

23.1*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

99.1	2004 Stock Incentive Plan of the Company, as amended and restated (incorporated by reference to exhibit (as Exhibit A) to the Company’s Proxy Statement for its 2011 Annual Meeting of Stockholders on Form Def 14A filed with the SEC on January 20, 2011).

*	Filed herewith

Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anaheim, State of California, on this 14th day of June, 2011.

MULTI-FINELINE ELECTRONIX, INC.

By:	/s/ REZA MESHGIN
Reza Meshgin President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Reza Meshgin and Thomas Liguori, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such attorneys-in-fact and agents so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this registration statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name	Title	Date

/S/ REZA MESHGIN Reza Meshgin	President, Chief Executive Officer and Director (Principal Executive Officer)	June 14, 2011

/S/ THOMAS LIGUORI Thomas Liguori	Chief Financial Officer and Executive Vice President(Principal Financial and Accounting Officer)	June 14, 2011

/S/ Kheng-Joo Khaw Kheng-Joo Khaw	Director	June 14, 2011

/S/ PHILIPPE LEMAITRE Philippe Lemaitre	Chairman of the Board of Directors	June 14, 2011

/S/ LINDA LIM, PH.D. Linda Lim, Ph.D.	Director	June 14, 2011

/S/ DONALD SCHWANZ Donald Schwanz	Director	June 14, 2011

/S/ CHOON SENG TAN Choon Seng Tan	Director	June 14, 2011

/S/ SEE MENG WONG See Meng Wong	Director	June 14, 2011

/S/ SAM YAU Sam Yau	Director	June 14, 2011

EXHIBIT INDEX

Exhibit No.
4.1	Restated Certificate of Incorporation, as currently in effect (incorporated by reference to exhibit 3.2 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-114510) declared effective by the SEC, on June 24, 2004).

4.2	Amended and Restated Bylaws of the Company (incorporated by reference to exhibit 3.4 to the Company’s Current Report on Form 8-K filed with the SEC on May 24, 2005).

4.3	Form of common stock certificate (incorporated by reference to exhibit 4.1 to the Company’s Registration Statement on Form S-1, as amended (File No. 333-114510) declared effective by the SEC, on June 24, 2004).

5.1*	Opinion of DLA Piper LLP (US)

23.1*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

23.2*	Consent of Independent Registered Public Accounting Firm

99.1	2004 Stock Incentive Plan of the Company, as amended and restated (incorporated by reference to exhibit (as Exhibit A) to the Company’s Proxy Statement for its 2011 Annual Meeting of Stockholders on Form Def 14A filed with the SEC on January 20, 2011).

*	Filed herewith